Exhibit 10.3

EXECUTION COPY

TRADEMARK AGREEMENT

Between

ADT SERVICES GMBH (“Tyco”)

and

ADT US HOLDINGS, INC. (“ADT Residential”)

and, solely for purposes of Section 6.3 herein

TYCO INTERNATIONAL LTD. (“Tyco Parent”)

and

THE ADT CORPORATION (“ADT Parent”)

Effective Date: September 25, 2012

TRADEMARK AGREEMENT

This TRADEMARK AGREEMENT (this “Agreement”) dated as of September 25, 2012, by and among ADT SERVICES GMBH, a company organized under the laws of Switzerland (“Tyco”), on the one hand, ADT US HOLDINGS, INC., a corporation organized under the laws of Delaware (“ADT Residential”, and together with Tyco, the “Parties”) and, solely for purposes of Section 6.3 herein, TYCO INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Tyco Parent”) and THE ADT CORPORATION, a Delaware corporation (“ADT Parent”).

WHEREAS, Tyco Parent and ADT Parent are currently Affiliates (as defined below) and Tyco Parent and ADT Parent, directly or indirectly through their respective Affiliates (as defined below), have used the ADT Brand in connection with their businesses;

WHEREAS, Tyco Parent, intends to divest its residential and small business security business and its flow control business (the “Businesses”) pursuant to (a) that certain Separation and Distribution Agreement dated as of March 27, 2012 by and among Tyco Parent, Tyco Flow Control International Ltd., a company organized under the laws of Switzerland, and ADT Parent, which relates primarily to the separation and distribution of the flow control business of Tyco Parent and the subsequent merger of the flow control business with and into Pentair, Inc., a corporation organized under the laws of Minnesota (the “Flow Distribution Agreement”), and (b) that certain Separation and Distribution Agreement to be entered into by and between Tyco Parent, Tyco International Finance S.A., a corporation organized under the laws of Luxembourg, ADT Parent, and ADT LLC, an entity organized under the laws of Delaware, which relates primarily to the separation and distribution of the residential and small business security business of Tyco Parent (the “ADT Distribution Agreement”);

WHEREAS, prior to and to facilitate such divestment, Tyco Parent and its Affiliates (as defined below) intend to carry out an intra-group corporate reorganization to separate the Businesses from Tyco Parent’s other businesses (the “Reorganization”);

WHEREAS, in furtherance of the Reorganization and pursuant to the Purchase Agreement dated as of September 26, 2012 by and among Tyco and Tyco International Services Holding GmbH, a company organized under the laws of Switzerland (“TISH”), Tyco will sell its rights in the ADT Brand to TISH and simultaneously therewith, TISH will agree to be bound by the terms of this Agreement;

WHEREAS, in furtherance of the Reorganization and pursuant to the Assignment Agreement dated as of September 26, 2012 by and among TISH and Tyco International Holding S.a.r.l., a company organized under the laws of Luxembourg (“TSarl”), TISH will assign its rights in the ADT Brand in the ADT Residential Territory to TSarl and simultaneously therewith, TSarl will agree to be bound by the terms of this Agreement;

WHEREAS, in furtherance of the Reorganization and pursuant to the Purchase Agreement dated as of September 26, 2012 by and among TSarl and ADT Residential, TSarl will sell, and ADT Residential will purchase, the ADT Brand in the ADT Residential Territory and simultaneously therewith, ADT Residential will acknowledge the continued effectiveness of this Agreement and will agree to be bound by this Agreement in its capacity as assignee and purchaser under the Purchase Agreement;

WHEREAS, in furtherance of the Reorganization, certain secondary brands subject to this Agreement will be transferred by and among Tyco (or its Affiliates) and ADT Residential (or its Affiliates), and each transferee of the secondary brands will agree to be bound by the terms of this Agreement;

WHEREAS, after the Reorganization, the Parties will no longer be affiliated, but each of Tyco and ADT Residential wish to continue to use the ADT Brand in the Tyco Territory and the ADT Residential Territory (each as defined below), respectively, and the Parties have agreed to allow such use, subject to the terms and conditions herein;

WHEREAS, each Party recognizes that the ADT Brand is valuable in many countries worldwide, and due to the global nature of the Internet and social media, each Party’s conduct of its business under the ADT Brand in its respective territory has the potential to damage the goodwill of the ADT Brand in the other Party’s territory, and therefore, the Parties need to take certain actions to minimize the possibility of such damage;

WHEREAS, given the Parties’ relationship as Affiliates prior to the Reorganization, each Party is willing to agree on certain restrictions on each Party’s use of the ADT Brand in the other Party’s territory beyond those restrictions set by trademark Law for use by an unrelated third party; and

WHEREAS, this Agreement is an Ancillary Agreement that must be executed pursuant to Section 3.5 of the ADT Distribution Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, and for good and valuable consideration, including that set forth in the ADT Distribution Agreement, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 Definitions. The following capitalized terms used in this Agreement shall have the meanings set forth below.

“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

“ADT Brand” shall mean any Source Indicator to the extent comprising or including (i) the wordmark ADT in any style, design or font, (ii) the shape of an octagon in any shade of the color blue (in the case of (i) and (ii), including but not limited to the Source Indicators set forth on Schedule A), (iii) the phrase ALWAYS THERE, and/or (iv) any one or more of the terms SAFEWATCH, SAFEWATCH CELLGUARD and VIDEOVIEW.

“ADT Parent Group” shall mean ADT Parent and any Person that is a direct or indirect Subsidiary of ADT Parent as of the Trademark Assignment Date.

“ADT Residential Territory” shall mean Canada, the United States, Puerto Rico and the U.S. Virgin Islands.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common. For purposes of this Agreement, after the Trademark Assignment Date, no member of the ADT Parent Group shall be considered an “Affiliate” of Tyco, and no member of the Tyco Parent Group, other than any member that is a member of the ADT Parent Group, shall be considered an “Affiliate” of ADT Residential. “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Source Indicators” shall mean trademarks, service marks, corporate names (including d/b/a, f/k/a and similar designations), trade names, domain names, logos, slogans, designs, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

“Trademark Assignment Date” shall mean September 26, 2012.

“Tyco Parent Group” shall mean Tyco Parent and any Person that is a direct or indirect subsidiary of Tyco Parent as of the date hereof.

“Tyco Territory” shall mean any country, jurisdiction or territory outside of the ADT Residential Territory.

1.2 Terms Generally. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.

Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Capitalized terms used but not defined herein shall have the meaning provided for them in the ADT Distribution Agreement.

ARTICLE 2 - BRAND OWNERSHIP/USE

2.1 Ownership of ADT Brand.

(a) As between the Parties, as of the Trademark Assignment Date, ADT Residential shall be the sole owner of (i) the ADT Brand (including the registrations and applications for the ADT Brand set forth on Schedule B) and (ii) the registrations and applications set forth on Schedule B other than those for the ADT Brand, in each case in the ADT Residential Territory. Tyco will not challenge or contest such rights or the validity or enforceability of the foregoing in the ADT Residential Territory. For clarity, in light of the Parties’ prior status as Affiliates, Tyco agrees that it and its Affiliates will not register, attempt to register or (subject to Sections 2.6 and 2.7) use the ADT Brand as or as part of any type of Source Indicator in the ADT Residential Territory, in connection with any type of goods or services, or the advertising, marketing or promotion thereof.

(b) As between the Parties, as of the Trademark Assignment Date, Tyco shall be the sole owner of (i) the ADT Brand (including the registrations and applications for the ADT Brand set forth on Schedule C) and (ii) the registrations and applications set forth on Schedule C other than those for the ADT Brand, in each case in the Tyco Territory. ADT Residential will not challenge or contest such rights or the validity or enforceability of the foregoing in the Tyco Territory. For clarity, in light of the Parties’ prior status as Affiliates, ADT Residential agrees that it and its Affiliates will not register, attempt to register or (subject to Section 2.6) use the ADT Brand as or as part of any type of Source Indicator in the Tyco Territory, in connection with any type of goods or services, or the advertising, marketing or promotion thereof.

2.2 Current Secondary Brands.

(a) Tyco acknowledges that, after the Trademark Assignment Date, ADT Residential shall, as between the Parties, own all Source Indicators worldwide containing the terms set forth on Schedule D (the “ADT Secondary Brands”). ADT Residential acknowledges that Tyco currently owns multiple trademark registrations for the term “ADT” together with the ADT Secondary Brands. Tyco agrees that, after the Trademark Assignment Date, Tyco will not use or register or attempt to register (including in New Media) any ADT Secondary Brands (whether alone or together with an ADT Brand) as any type of Source Indicator in any country or jurisdiction, but at ADT Residential’s request and expense, Tyco will, to the fullest extent permitted by applicable Law: (i) maintain any existing registrations and prosecute all existing applications (and maintain any registrations issuing therefrom) containing the ADT Secondary Brands, in all applicable countries and jurisdictions, until ADT Residential obtains its own registration for the ADT Secondary Brands in such countries or jurisdictions, (ii) take all appropriate actions, including abandoning or cancelling any such applications or registrations or granting consents to ADT Residential with respect thereto, to permit ADT Residential to obtain its own registrations for the ADT Secondary Brands in such countries or jurisdictions and (iii) take all appropriate and reasonable actions, at ADT Residential’s expense, to assist ADT Residential in enforcing the ADT Secondary Brands against third parties. For clarity, ADT Residential may use and register the ADT Secondary Brands outside of the ADT Residential Territory, but shall not use, register or attempt to register any ADT Secondary Brand together with the ADT Brand outside of the ADT Residential Territory.

(b) ADT Residential acknowledges that, after the Trademark Assignment Date, Tyco shall, as between the Parties, own all Source Indicators worldwide containing the terms set forth on Schedule E (the “Tyco Secondary Brands”). Tyco acknowledges that ADT Residential currently owns multiple trademark registrations for the term “ADT” together with the Tyco Secondary Brands. ADT Residential agrees that, after the Trademark Assignment Date, ADT Residential will not use or register or attempt to register (including in New Media) any Tyco Secondary Brands (whether alone or together with an ADT Brand) as any type of Source Indicator in any country or jurisdiction, but at Tyco’s request and expense, ADT Residential will, to the fullest extent permitted by applicable Law: (i) maintain any existing registrations and prosecute all existing applications (and maintain any registrations issuing therefrom) containing the Tyco Secondary Brands, in all applicable countries and jurisdictions, until Tyco obtains its own registration for the Tyco Secondary Brands in such countries or jurisdictions, (ii) take all appropriate actions, including abandoning or cancelling any such applications or registrations or granting consents to Tyco with respect thereto, to permit Tyco to obtain its own registration for the Tyco Secondary Brands in such countries or jurisdictions and (iii) take all appropriate and reasonable actions, at Tyco’s expense, to assist Tyco in enforcing the Tyco Secondary Brands against third parties. For clarity, Tyco may use and register the Tyco Secondary Brands outside of the Tyco Territory, but shall not use, register or attempt to register any Tyco Secondary Brand together with the ADT Brand outside of the Tyco Territory.

(c) The Parties acknowledge that the ADT Secondary Brands and Tyco Secondary Brands do include (and a Designated Secondary Brand in Section 2.4 may include) certain words that are found in the dictionary. A Party will not breach Section 2.2(a), 2.2(b) or 2.3, and 2.4, as applicable, by using any such words in a generic sense, so long as such Party does not use such words as a Source Indicator.

2.3 Shared Secondary Brands.

(a) Notwithstanding anything to the contrary in this Agreement, the Distribution or other Ancillary Agreements, the Parties acknowledge that the Parties have used, and may continue to use, secondary Source Indicators that are not included in the ADT Brand and, after the Trademark Assignment Date, wish to share use of the SECURITYLINK (as one or two words) and SELECT, SELECT LINK and SELECT FLEET MANAGER (collectively, the “SELECT Marks”) secondary Source Indicators, as set forth below (the SECURITYLINK and the SELECT Marks shall be collectively hereinafter referred to as the “Shared Secondary Brands”).

(b) After the Trademark Assignment Date, ADT Residential may use, attempt to register and register (including in New Media), in the ADT Residential Territory, the Shared Secondary Brands alone, together or in association with any ADT Brand, ADT Residential Source Indicator and/or word, so long as such SECURITYLINK mark or SELECT Mark, as the case may be, is not identical or confusingly similar to a Shared Secondary Brand registered or applied-for by Tyco or its Affiliates in the ADT Residential Territory. Accordingly, ADT Residential may use either or both Shared Secondary Brands alone (as one or more words) provided such Shared Secondary Brands are used in association with an ADT Residential Source Indicator (e.g., a SECURITYLINK tab on its or its Affiliates websites, in ADT Residential marketing materials). For the avoidance of doubt, the Parties acknowledge and agree that a mark comprised of ADT SECURITYLINK, ADT SECURITY LINK or SECURITYLINK with an ADT Source Indicator, is not identical or confusingly similar to the SECURITYLINK marks registered by Tyco or its Affiliates.

(c) After the Trademark Assignment Date, Tyco may use, attempt to register and register (including in New Media), worldwide, the Shared Secondary Brands alone, or together or in association with any Tyco Source Indicator and/or word, so long as such SECURITYLINK or SELECT Mark, as the case may be, is not identical or confusingly similar to a Shared Secondary Brand registered or applied-for by ADT Residential or its Affiliates in the ADT Residential Territory. Accordingly, Tyco may use either or both Shared Secondary Brands alone (as one or more words) provided such Shared Secondary Brands are used in association with a Tyco Source Indicator (e.g., a SELECT tab on its or its Affiliates websites, in Tyco marketing materials). For the avoidance of doubt, the Parties acknowledge and agree that a mark comprised of TYCO SELECT, TYCO SELECT LINK, TYCO SELECT FLEET MANAGER or SELECT together with a Tyco Source Indicator, is not identical or confusingly similar to the ADT SELECT and ADT SELECT LINK marks registered by ADT Residential or its Affiliates.

(d) At a Party’s request and expense, the other Party agrees to, to the fullest extent permitted by applicable Law: (i) take all appropriate actions, including granting consents to the requesting Party with respect thereto, to permit the requesting Party to obtain its own registrations for the Shared Secondary Brands as permitted under this Agreement; and (ii) cooperate and take all appropriate and reasonable actions, at the requesting Party’s expense, to assist the requesting Party in enforcing the Shared Secondary Brands against third parties not authorized by either Party or their Affiliates. In the event that, for any reason whatsoever, only one of the Parties is permitted by the competent administrative jurisdiction to register its Shared Secondary Brand in the ADT Residential Territory, the Party whose trademark is so registered shall not challenge, oppose, impede or hinder the other Party’s ownership and/or use of such Shared Secondary Brand in accordance with this Agreement.

(e) The Parties intend and agree that their permitted uses of their respective Shared Secondary Brands as contemplated in this Section 2.3, will not create a likelihood of confusion among consumers in the ADT Residential Territory. After the Trademark Assignment Date, the Parties agree to cooperate with each other as may be reasonably necessary to minimize or eliminate any confusion or potential confusion that may arise as a result of the use of the Shared Secondary Brands in the ADT Residential Territory.

(f) For the avoidance of doubt, none of the rights conferred in this Section 2.3 grants either Party the right to infringe the other Party’s legal rights in any manner.

2.4 Future Secondary Brands. The Parties acknowledge that the Parties have used major secondary Source Indicators that are not included in the ADT Brand (e.g., PULSE) and may, after the Trademark Assignment Date, wish to adopt as major secondary trademarks one or more new words or terms that are not included in the definition of “ADT Brand” herein. Given the Parties’ prior status as Affiliates, the Parties acknowledge the need for a Party to restrict its use of certain new, significant secondary Source Indicators of the other Party beyond the boundaries set by trademark Law for use by an unrelated third party. Therefore, each Party has the right, during the term of this Agreement, to provide written notice to the other Party of a maximum of fifteen (15) new secondary Source Indicators as proposed “Designated Secondary Brands”. If (i) the notifying Party owns a registration or has filed an application to register such new secondary Source Indicator (either standing alone or in connection with the term “ADT” or the phrase “ALWAYS THERE”) in a country or jurisdiction in such Party’s territory, (ii) such secondary Source Indicator qualifies for registration on a standalone basis (e.g., it is not a generic or descriptive term such as “security,” “protection,” “alarm” or “supervision”) and (iii) such secondary Source Indicator has not been used as a material Source Indicator by the other Party or its Affiliates in any territory in the previous seven (7) years, then such secondary Source Indicator will be deemed a “Designated Secondary Brand” of that notifying Party, effective thirty (30) days after the above notice, unless the other Party provides written objection to the designating Party before such effective date, claiming that such secondary Source Indicator does not meet all of the above criteria. If the other Party makes such timely objection, the provisions of Section 8.9 shall apply to resolve the issue. Once a new secondary Source Indicator becomes a Designated Secondary Brand of a Party, the other Party shall not use, register or attempt to register it (including in New Media) as any type of Source Indicator in any country, jurisdiction or territory, in connection with any goods or services, whether standing alone or in connection with an ADT Brand. For example, if Tyco or ADT Residential, as the case may be, adopts ADT SUPERNOVA or SUPERNOVA as a Designated Secondary Brand, ADT Residential or Tyco, as the case may be, may not use SUPERNOVA (either alone or in combination with the term “ADT”, the phrase “ALWAYS THERE”, TYCO or other Source Indicators) in connection with any goods or services in any country or jurisdiction in its territory. For clarity, the provisions of this Section 2.4 do not modify Sections 2.1 or 2.2 and/or the Parties’ rights under applicable trademark Law with respect to any new secondary Source Indicator that is not a Designated Secondary Brand.

2.5 No Restriction on Competition. For clarity, without limiting a Party’s rights under Section 2.6, nothing in this Agreement is intended to restrict either Party from operating any business in any territory under a Source Indicator that is not otherwise restricted under the terms of this Agreement and that does not infringe the other Party’s legal rights.

2.6 No Other Restrictions. Notwithstanding Section 2.1, each Party may (i) use the term “ADT” at all times after the Trademark Assignment Date in any territory (a) in plain text and in a neutral manner, not as a trademark, to describe the history of the ADT business and (b) as required by applicable Law, and (ii) use the ADT Brand on (a) archival copies of legal documents, business correspondence and similar items that cannot be modified or have the ADT Brand covered or deleted therefrom, (b) printed or hard copy corporate documents and other materials describing the worldwide operations of each Party’s and its Affiliates’ businesses, provided that such materials shall not reasonably suggest or convey that such Party or its Affiliates are offering goods or services under the ADT Brand in the other Party’s territory, and (c) printed or hard copy corporate or promotional materials provided to actual or potential customers outside a Party’s territory, solely to promote or advertise such Party’s or its Affiliates’ businesses within its respective territory. For clarity, (x) neither Party is required hereunder to use the ADT Brand at any time, and any such non-use will not affect the other Party’s covenants hereunder, subject to Section 5.2 and (y) nothing in this Agreement is intended to limit or restrict each Party’s right to assert its rights under applicable trademark Law against the other Party, with respect to the other Party’s use or registration of any ADT Brand, ADT Secondary Brand, Tyco Secondary Brand, Shared Secondary Brand, or Designated Secondary Brand that is not expressly permitted by this Agreement.

2.7 Transitional License. ADT Residential, on behalf of itself and its Affiliates, hereby grants Tyco and its Affiliates a transitional, non-exclusive, non-transferable and royalty-free license to use the ADT Brand in the ADT Residential Territory, solely in connection with any existing business that Tyco has previously operated under the ADT Brand in the ADT Residential Territory, solely in a manner that is both consistent with the nature and quality of Tyco’s past practice and in accordance with the sunset provisions in Schedule F hereto. Tyco acknowledges and agrees that this transitional license expressly excludes the right, after the Trademark Assignment Date, to grant any third party any new sublicense to use the ADT Brand in the ADT Residential Territory. All rights not expressly set forth in this Section 2.7 are expressly reserved by ADT Residential.

2.8 Licensees/Affiliates. Each Party may freely license the ADT Brand within its respective territory, provided that a Party is liable hereunder for any action or inaction by a licensee that would breach this Agreement if committed by a Party. Neither Party shall license or authorize a licensee to take any action that would violate this Agreement if committed by a Party. A Party’s obligations hereunder shall extend to its Affiliates as if they were Parties hereto.

ARTICLE 3 - PARTIES’ OBLIGATIONS

3.1 Quality Control. Each Party shall use the ADT Brand solely: (i) in good faith, in a dignified manner and in accordance with good trademark practice in the applicable territory; (ii) in a manner that does not harm or jeopardize the value of the ADT Brand or its associated goodwill; and (iii) in connection with activities, products, and services that maintain at all times the high levels of quality associated with Tyco Parent’s and its Affiliates’ use of the ADT Brand prior to the Trademark Assignment Date. Each Party agrees that the other Party’s use of the ADT Brand directly or through its Affiliates as of and prior to the Trademark Assignment Date complies with the foregoing. After the Trademark Assignment Date, a Party shall not take any action (and shall not engage in any inaction) that materially harms or jeopardizes (or could reasonably be expected to materially harm or jeopardize) the value, validity, reputation or goodwill of the ADT Brand.

3.2 Compliance With Laws. Each Party shall, in connection with any products or services offered under the ADT Brand: (i) comply with all applicable Laws (including all Laws relating to data protection, security, privacy and personal or sensitive information); (ii) employ at all times commercially reasonable security, system, content and data protection measures consistent with the standards of the information security industry (including, in respect of any subscriber business offered under the ADT Brand, those data protection standards set forth on Schedule G hereof and/or the current ISO 27001 standard); (iii) engage reputable, industry-recognized outside vendors to perform its security, system, content and data protection services as necessary for its business operations and to meet its obligations under this Agreement; and (iv) use all notices and legends required by applicable Law so as to preserve and maintain the validity of and each Party’s rights in the ADT Brand. Each Party shall have the right, upon one (1) month prior written notice, to inspect and audit the other Party’s relevant records and systems, solely as necessary to determine such Party’s compliance with subsections (ii) and (iii) above and in the event of a Security Breach (as defined below), provided that such inspection and audit is at the inspecting and auditing Party’s expense, during regular business hours, subject to reasonable, mutually-agreed confidentiality arrangements and conducted by an independent third party.

3.3 Security Breach. A Party will notify the other Party, as promptly as possible under the circumstances and without unreasonable delay, of any Security Breach involving any Protected Data (as defined on Schedule G hereof). As used herein, “Security Breach” is defined as any event involving a known, actual, or suspected compromise of the security, confidentiality or integrity of (i) the Protected Data (as defined on Schedule G hereof) of more than 5,000 customers of a Party or (ii) the video of the premises of one or more customers of a Party, including but not limited to any unauthorized access or use of such video, except where such Security Breach is due to the sole fault of a customer. The Party undergoing a Security Breach will use commercially reasonable efforts to contain such a breach and provide the other Party with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach and the identity of each affected business (or person, to the extent permitted by Law), promptly after such information can be collected or otherwise becomes available. The Party undergoing the Security Breach agrees to take action immediately, at its own expense, to investigate the Security Breach, to take all commercially reasonable actions to identify, prevent, and mitigate the effects of any such Security Breach, and to carry out any recovery or other action (e.g., mailing statutory notices, providing credit monitoring services) necessary to remedy the Security Breach. The Party undergoing the Security Breach shall make commercially reasonable efforts to give the other Party a reasonable opportunity to consult in advance on any filings, communications, notices, press releases or reports related to any Security Breach, but the final decision on their contents shall belong to the Party undergoing the Security Breach. The Parties agree that any Person (to the extent engaging in a subscriber business) or subscriber business purchased or acquired by a Party via equity or asset sale or otherwise shall (x) comply with the standards set forth in Schedule G within one (1) year from such purchase or acquisition and (y) to the extent such Person does not offer services related to video surveillance that involves storing such video on such Person’s servers or other systems directly or through a vendor (“Hosted Video”) as of the date of such purchase or acquisition, not offer Hosted Video in any subscriber business until such time as such Person complies with the standards set forth on Schedule G.

3.4 Approval. Neither Party shall be required to seek approval from the other Party for any advertising, promotional or marketing materials or other uses of the ADT Brand in its respective territory.

3.5 Enforcement. Each of Tyco and ADT Residential has the sole right to assert and enforce its rights in the ADT Brand against third parties in the Tyco Territory and the ADT Residential Territory, respectively. Each Party shall use commercially reasonable efforts to notify the other Party when the first Party or its Affiliates commences any offensive or defensive litigations, arbitrations, cancellation, invalidity or similar proceedings with respect to the ADT Brand. For clarity, the above obligation does not apply to “cease and desist” letters, routine Office Actions or oppositions or other non-public or immaterial matters. Absent a later agreement to the contrary, the Party bringing any infringement, misappropriation, dilution, tarnishment, or other unauthorized use (“Infringement”) Action against a third party shall control its prosecution and settlement and pay all costs and expenses associated therewith, and shall have the sole right to any and all damages, settlements and proceeds received in connection therewith. Any joint prosecution of an Infringement Action shall be governed by a later agreement between the Parties. The Parties shall cooperate in good faith in all Actions brought pursuant to this Section 3.5 (including by assisting the requesting Party to claim that the ADT Brand is famous or distinctive in the requesting Party’s territory, based upon use in the non-requesting Party’s territory), and shall keep each other informed of all material developments relating thereto.

3.6 Cooperation. Each Party agrees to cooperate in good faith to avoid and correct any potential or actual consumer confusion over (i) the proper owner of the ADT Brand in any particular territory and (ii) the current and past relationship between the Parties.

ARTICLE 4 - INTERNET/NEW MEDIA

4.1 Internet/New Media Access. The Parties acknowledge the worldwide accessibility of Internet websites, social media, mobile applications and other forms of new, electronic or digital media (collectively, “New Media”) and agree that the ability of persons to access New Media websites, pages, channels and other venues from outside such Party’s applicable territory shall not violate Section 2.1, provided that such Party complies with its obligations in this Article 4.

4.2 ADT.com. During the Non-Competition Period (as that term is defined in the ADT Distribution Agreement), ADT Residential shall direct Internet traffic that is identifiable through its IP address as coming from outside of the ADT Residential Territory and is directed to the website located at adt.com to a mutually agreed landing page (the “Landing Page”) within the adt.com website, which shall be substantially similar to the design, language and features indicated on Schedule H hereof (and any mutually agreed revisions thereto), present content of each Party in approximately the relative proportions and prominence shown on Schedule H, and enable Internet users to visit any ADT website in any country or jurisdiction, including those websites within the ADT Residential Territory (the “ADT Residential Sites”), including by utilizing cookies (subject to applicable user consents) to enable automatic direction of return-users to their applicable countries. Notwithstanding the foregoing, in the event that the Landing Page has a material adverse effect, including a material impact on lead flow, on any ADT Residential Site, ADT Residential shall use commercially reasonable efforts to remedy the situation as soon as possible, but may suspend operation of the Landing Page and direct all Internet users to the general home page of adt.com until such material adverse effect is remedied to the mutual satisfaction of both Parties. For clarity, only Internet traffic that demonstrably originates outside the ADT Residential Territory will be directed to the Landing Page, and all other Internet traffic (e.g., if access to an IP address is blocked such that it is not clear where an Internet user is located) will route to adt.com.

4.3 Domain Names/Websites.

(a) As between ADT Residential and Tyco, ADT Residential or one of its Affiliates has the sole right to register (i) the domain names (including adt.com and adt.ca) that are listed in Schedule I hereto and (ii) any new domain names containing the ADT Brand that end in any ccTLD for any country or jurisdiction within the ADT Residential Territory or in any current or new gTLD that is targeted exclusively to one or more countries or jurisdictions within the ADT Residential Territory (e.g., .northamerica). As between ADT Residential and Tyco, Tyco or one of its Affiliates has the sole right to register (x) the domain names that are listed in Schedule J hereto and (y) any new domain names containing the ADT Brand that end in any ccTLD for any country or jurisdiction within the Tyco Territory or in any current or new gTLD that is targeted exclusively to one or more countries or jurisdictions within the Tyco Territory (e.g., .asia). Neither Party shall register any domain name pursuant to Section 4.3(a)(ii) or 4.3(a)(y), as applicable, that contains within the secondary domain name a term designating the territory of the other Party. For example, ADT Residential may not register adtasia.ca, and Tyco may not register adtusa.jp.

(b) As between the Parties, each Party shall have the sole right to register all secondary domain names that (i) contain the ADT Brand ; (ii) end in .com, .biz, .net, .info, .org or any other current or new gTLD that is not targeted exclusively to one Party’s territory (e.g., .ADT, .me, .security) (a “Common gTLD”) and (iii) contain a term that clearly indicates a website targeted exclusively towards such Party’s applicable territory (e.g., adtasia.com or adtcalifornia.biz).

(c) After the Trademark Assignment Date, if a Party wishes to register a domain name with a Common gTLD that does not contain a term that clearly indicates a website targeted exclusively towards such Party’s applicable territory (e.g., adtbusiness.com, safewatchsecurity.com) (a “Common Domain”), it shall notify the other Party promptly upon making such registration. If the notified Party does not respond within thirty (30) days of such notice that such Party also wishes to use such Common Domain, then the notifying Party shall be the sole owner of such Common Domain. If the notified Party timely responds that it also wishes to use such Common Domain, then the Parties will cooperate in good faith to establish reasonable guidelines for the shared use of such Common Domain. The registering Party shall not use any Common Domain in connection with an active website until (i) if the other Party does not timely respond that it wishes to use such Common Domain, the expiration of the above thirty (30) day period; or (ii) if the other Party timely responds that it wishes to use such Common Domain, the resolution of the situation. For example, the Parties may in their discretion agree that the website adtbusiness.com must be linked to a common landing page that will display a map of the world and direct customers’ inquiries to each Party’s territory.

(d) A Party shall not use any ADT Brand in New Media (including as a domain name), directly or indirectly, if a material purpose of such use is to target consumers outside its respective territory. By way of illustration, but not of limitation, a Party may link between its business websites inside and outside its respective territory in the manner shown in

Schedule K. During the Non-Competition Period, a Party shall not use any ADT Brand as an Internet key word or similar method (or buy or bid to acquire any of the foregoing) to increase the rankings for its own websites by Internet search engines (or similar future devices and activities in other New Media) in the other Party’s territory. For clarity, nothing in this Agreement prevents a Party from asserting its trademark rights against any activity described in the foregoing sentence by the other Party after the Non-Competition Period.

4.4 New gTLD Registries. After the Trademark Assignment Date, if a Party or one of its Affiliates wishes to become a registry for a Common gTLD that clearly relates to the goods and services currently offered under the ADT Brand (e.g., .ADT or .security) (an “ADT gTLD”), it shall notify the other Party in advance. If the notified Party does not respond within thirty (30) days (or a shorter period specified in such notice, if reasonably justified under the circumstances) that such Party also wishes to use such ADT gTLD, then the notifying Party may become a registry for such ADT gTLD in its own name, subject to the domain name restrictions in this Article 4. If the notified Party timely responds that it also wishes to become a registry for such ADT gTLD, then the Parties will agree in good faith on how the Parties may serve jointly or jointly benefit from such registry.

4.5 Third Party New Media.

(a) As between the Parties, ADT Residential has the sole right to use and register the ADT Brand in third-party New Media pages, channels and venues (or sections thereof) that clearly designate countries or jurisdictions within the ADT Residential Territory (e.g., an “ADT Canada” page on Facebook, channel on YouTube or @adtusa on Twitter), and any new third party New Media page, channel or venue (or section thereof) in the control of (or operated with the written approval of) ADT Residential or its Affiliates (e.g., not an unauthorized “fan” site or complaints site) must contain and display such country or jurisdiction designation. As between the Parties, Tyco has the sole right to use and register the ADT Brand in third-party New Media pages, channels and venues (or sections thereof) that clearly designate a country or jurisdiction within the Tyco Territory (e.g., an “ADT Asia” page on Facebook, channel on YouTube or @adtfrance on Twitter) and any new third-party New Media page, channel or venue (or section thereof) in the control of (or operated with the written approval of) Tyco or its Affiliates (e.g., not an unauthorized “fan” site or complaints site) must contain and display such country or jurisdiction designation. The Parties will comply with the procedures on Schedule L with respect to certain uses of the ADT Brand in certain existing third-party New Media, and shall use commercially reasonable efforts to include country or jurisdiction designations with all other existing third-party New Media pages, channels and venues that are in the control of either Party or its Affiliates and use the ADT Brand.After the Trademark Assignment Date, if a Party wishes to use or register the ADT Brand for any new third party New Media page, channel or venue (or section thereof) that is not targeted to any specific country or jurisdiction (e.g., a general ADT page on Tumblr.com) (a “Common Page”), it shall notify the other Party promptly upon making such registration. If the notified Party does not respond within thirty (30) days of such notice that such Party also wishes to use such Common Page, then the notifying Party shall be the sole owner of such Common Page. If the notified Party timely responds that it also wishes to use such Common Page, then the Parties will cooperate in good faith to establish reasonable guidelines for the shared use of all Common Pages. The registering Party shall not use any Common Page in connection with a new third-party

New Media page, channel or venue (or section thereof) until (i) if the other Party does not timely respond that it wishes to use such Common Page, the expiration of the above thirty (30) day period; or (ii) if the other Party timely responds that it wishes to use such Common Page, the resolution of the situation.

(b) A non-exhaustive list of the Parties’ current uses of the ADT Brand in third party New Media is set forth on Schedule L. Within thirty (30) days of the Trademark Assignment Date, the Parties will take the actions on Schedule M to allocate use of certain existing New Media, and to deliver to the proper Party all information accessible to either Party via such New Media and in existence as of the Trademark Assignment Date.

ARTICLE 5 - TERM/ABANDONMENT

5.1 Term. The term of this Agreement (“Term”) commences on the Trademark Assignment Date and lasts in perpetuity. Without limiting the Parties’ other rights and remedies hereunder, the Parties agree that termination is not an available remedy for either Party’s breach of this Agreement.

5.2 Abandonment. If a Party (the “Abandoning Party”) intends to abandon (or is imminently about to abandon, for any reason) its use of all of the ADT Brands included in subsection (i) of the definition of “ADT Brand” (including logos) in any country or jurisdiction in its territory listed in Schedule M hereof, the Abandoning Party shall notify the other Party in advance in writing. If the other Party becomes aware that the Abandoning Party is about to engage in such abandonment in any country or jurisdiction listed in Schedule M hereof, the other Party may notify the Abandoning Party in writing. Regardless of which Party sends the first notice, at the written request of the other Party, the Abandoning Party will, at its option: (x) take all actions necessary to prevent such abandonment, solely for the time period requested by the other Party; and/or (y) transfer its affected trademark rights (including registrations) in such country or jurisdiction to the other Party. The Abandoning Party hereby consents to the other Party’s taking all actions (including registering the ADT Brand) in the other Party’s or the Abandoning Party’s name (at the other Party’s expense), if the Abandoning Party does not perform its obligations in subsection (x) or (y) in a sufficient timely manner to prevent such abandonment. If, pursuant to this Section 5.2, the other Party succeeds to the Abandoning Party’s rights in the ADT Brand in any country or jurisdiction, the other Party will no longer be bound by Section 2.1(a) or 2.1(b), as applicable, with respect to the ADT Brand in such country or jurisdiction. This Section 5.2 does not require any Party to initiate any new uses or registrations for the ADT Brand in any country or jurisdiction. For clarity, the provisions of this Section 5.2 do not apply to the abandonment of any ADT Secondary Brand, Tyco Secondary Brand, Shared Secondary Brand, Designated Secondary Brand or the ADT Brands in subsections (ii)-(iv) of the definition of “ADT Brand”.

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

6.1 By Each Party. Each Party represents and warrants to the other Party that: (i) the warranting Party has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and (ii) this Agreement has been duly executed and delivered by the warranting Party and, assuming the due execution and delivery of this Agreement by both Parties, constitutes a valid and binding agreement of the warranting Party enforceable against the warranting Party in accordance with its terms.

6.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, EACH PARTY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT AND THE ADT BRAND, INCLUDING ANY WARRANTIES OF TITLE, OWNERSHIP, VALUE, SUITABILITY, CONDITION, MERCHANTABILITY, FITNESS FOR USE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

6.3 Tyco Parent and ADT Parent Guaranty. Tyco Parent hereby unconditionally and irrevocably guarantees to ADT Residential the performance in full by Tyco and its Affiliates of their obligations under this Agreement. ADT Parent hereby unconditionally and irrevocably guarantees to Tyco the performance in full by ADT Residential and its Affiliates of their obligations under this Agreement.

ARTICLE 7 - ASSIGNMENT

7.1 Assignment.

(a) Permitted Assignments of Rights and Delegation of Obligations. Neither Party may assign this Agreement or the rights under this Agreement, or delegate the obligations under this Agreement without the prior written consent of the other Party and except as provided in this Section 7.1. A Party must assign this Agreement and its rights and delegate its obligations hereunder in their entirety to any Person who acquires or purchases the assigning Party’s entire interest in the rights related to the ADT Brand governed by this Agreement. If any Person acquires or purchases less than the assigning Party’s entire interest in the rights related to the ADT Brand governed by this Agreement, the assigning Party must delegate the corresponding obligations, but may not assign the rights, under this Agreement. The rights of the other Parties under this Agreement shall continue in full force and effect against the permitted assignee with respect to such delegated obligations. The Parties intend and agree that the obligations under this Agreement are encumbrances upon and inseparable from the rights related to ownership of the ADT Brand. Any transaction that purports to enact such separation shall be null and void at the outset. For purposes of this Section 7.1(a), an assignment shall include a change of control, merger, reorganization (in bankruptcy or otherwise), assumption in bankruptcy or equity and asset sale, regardless of whether such transaction is considered an “assignment” under governing law.

(b) Conditions on Assignment. For any assignment of this Agreement, the assignee is deemed to assume automatically (but nonetheless must assume in writing) the assigning Party’s obligations under this Agreement in writing.

(c) Conditions on Delegation. For any delegation of the obligations under this Agreement, the assignee with respect to such obligations is deemed to assume automatically (but nonetheless must assume in writing) the delegating Party’s obligations under this Agreement in writing. A delegation of obligations to a permitted assignee pursuant to this Section 7.1 shall release the assignor and its parent (pursuant to Section 6.3) with respect to such delegated obligations prospectively, but it shall not release the assignor or its parent from any breach of those obligations preceding the date of the delegation to the permitted assignee.

(d) Assignment to Affiliates. For the avoidance of doubt, Section 6.3 of this Agreement shall remain in full force and effect in the event either Party assigns this Agreement, or any rights or delegates any obligations hereunder, in connection with the acquisition or purchase of any or all of its interests in the ADT Brand governed by this Agreement by an Affiliate of the assigning Party.

7.2 Effect of Assignment. Any purported transaction in violation of this Section 7 shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Party’s permitted successors and assigns. If the assigning Party assigns this Agreement and its rights and delegates its obligations hereunder, this Agreement shall no longer bind the assigning Party or its parent (pursuant to Section 6.3), but it shall not release the assigning Party or its parent from any breach of the Agreement obligations preceding the date of the assignment to the permitted assignee.

ARTICLE 8 - MISCELLANEOUS

8.1 Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.1):

if to Tyco, to:

Tyco International Ltd.

c/o Tyco International (US) Inc.

9 Roszel Road

Princeton, New Jersey

Attn: General Counsel

Facsimile: (609) 720-4208

if to ADT Residential, to:

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

Attn: General Counsel

Facsimile: (561) 431-4624

8.2 Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party.

8.3 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each Party.

8.4 No Third Party Beneficiaries. Except as specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.5 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.6 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York. Notwithstanding the foregoing, any dispute related to a breach of this Agreement that materially harms or jeopardizes the ownership, validity, value or goodwill of the ADT Brand in the non-breaching Party’s applicable territory shall be governed by the governing Laws and practices in such territory.

8.8 Counterparts. This Agreement may be signed in counterparts and may be delivered by facsimile or other electronic transmission.

8.9 Dispute Resolution. If a Party believes that the other Party has committed a breach of this Agreement, the non-breaching Party may notify the other Party in writing. Representatives of the Parties shall then use their reasonable best efforts to resolve the dispute within thirty (30) days (or a mutually-agreed extension). If the dispute is not timely resolved, members of the Parties’ senior management shall use their reasonable best efforts to resolve the dispute within thirty (30) additional days (or a mutually-agreed extension). If such persons cannot timely resolve such dispute, then the Parties’ CEOs shall use their reasonable best efforts to resolve the dispute within thirty (30) additional days (or a mutually-agreed extension). If the CEOs cannot timely resolve such dispute, the Parties shall be entitled to seek relief through litigation or otherwise. Notwithstanding the foregoing, the above prior resolution periods shall not be mandatory if a Party (the “Notifying Party”) reasonably believes that any action taken by the other Party is reasonably likely to materially harm or materially jeopardize the ADT Brand in the Notifying Party’s respective territory, and in such circumstances, the Notifying Party may immediately, upon notice to the other Party, seek relief through litigation or otherwise.

8.10 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.11 Bankruptcy. The Parties intend and agree that this Agreement intends primarily to allocate the Parties’ ownership rights, as of the Trademark Assignment Date, with respect to the Source Indicators governed thereby, and that all of the Parties’ covenants constitute clarifications, limitations or protections of such ownership rights. Therefore, if either Party files for bankruptcy, the Parties intend and agree that this Agreement shall be deemed an encumbrance on the Source Indicators governed hereby. Each Party hereby stipulates, acknowledges and agrees that this Agreement is integral to, and integrated with, the Source Indicators, and is not a severable undertaking that may be assumed, assigned or rejected pursuant to 11 U.S.C. § 365 independently from the interests in the Source Indicators. Each Party hereby further stipulates, acknowledges and agrees that this Agreement is not intended to be, nor shall it be construed as, an “executory contract” within the meaning of 11 U.S.C. § 365 that is independent of or severable from the interests in the Source Indicators. Accordingly, this Agreement may not be assumed or assigned in bankruptcy except as provided under Section 7.1 hereof.

8.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.13 Further Assurances. The Parties agree to execute such further documents and perform such further actions as may be reasonably requested by the other Party to evidence and effectuate further the purposes and intents set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ADT SERVICES GMBH

By:	/s/ James Graham
	Name:	James Graham
	Title:	Managing Director

ADT US HOLDINGS, INC.

By:	/s/ N. David Bleisch
	Name:	N. David Bleisch
	Title:	Vice President

Solely for purposes of Section 6.3 herein,
TYCO INTERNATIONAL LTD.

By:	/s/ Andrea Goodrich
	Name:	Andrea Goodrich
	Title:	Authorized Signatory

Solely for purposes of Section 6.3 herein,
THE ADT CORPORATION

By:	/s/ N. David Bleisch
	Name:	N. David Bleisch
	Title:	Vice President